Exhibit 99.2

Broad Capital Acquisition Corp. Announces Closing of $100 Million Initial Public Offering

NEW YORK, Jan. 13, 2022 /PRNewswire/ — Broad Capital Acquisition Corp. (NASDAQ: BRACU, the “Company”) announced today that it closed its $100 million initial public offering of 10,000,000 units at $10.00 per unit. Each unit consists of one share of common stock and one right to receive one-tenth of one share of common stock upon the consummation of an initial business combination.

The units are listed on The NASDAQ Global Market (“NASDAQ”) and began trading under the ticker symbol “BRACU” on January 11, 2022. Once the securities comprising the units begin separate trading, the common stock and rights are expected to be listed on NASDAQ under the symbols “BRAC,” and “BRACR,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any.

Chardan acted as sole book running manager in the offering.

Rimon, P.C. served as legal counsel to the Company. Loeb & Loeb LLP served as legal counsel to Chardan.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 10, 2022. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Broad Capital Acquisition Corp.

Broad Capital Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company has not selected a business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The Company intends to focus its search for a target business addressing a large market opportunity with a company that is driving its growth in the emerging and transformational technologies market, focusing on businesses operating within the general aviation and aerospace industry, and the unmanned aircraft systems (UAS) in particular. The Company is led by its Chief Executive Officer, Johann Tse.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Broad Capital Acquisition Corp.

5345 Annabel Lane, Plano, Texas 75093

Johann Tse, Chief Executive Officer

johann.tse@aquariancapital.com

1-469-951-3088

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SOURCE: Broad Capital Acquisition Corp